EXHIBIT 10.2

Consulting Agreement

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Robert M. Chiste, an individual (“Executive”), and Comverge, Inc., a Delaware corporation (the “Company”). This Agreement memorializes the agreement between the parties regarding a consulting relationship that commenced on June 19, 2009. This Agreement becomes effective as of the same day Executive’s Retirement Agreement becomes effective.

1.	Term of Service.

The Parties agree that for a period of 12 months following Executive’s Date of Termination, which is June 19, 2009, (“Consulting Term”), Executive shall provide the Services (as defined herein).

2.	Consulting Services.

Executive agrees to provide consulting services on the terms and conditions contained in this Agreement. At the request of the Company’s Board of Directors (the “Board”), Executive shall assist the Board in the transition to a new Chief Executive Officer; shall be available to the Board to perform services of an advisory nature relating to the Company’s business and strategic plans; and shall refer any inquiries related to the Company or its business to the Board (collectively, the “Services”). The parties agree that under no circumstances may the Services occupy more than eight hours of Executive’s time in any given week during the Consulting Term. The parties acknowledge and agree that the level of services that may be required of Executive pursuant to this Agreement shall be less than 20% of the average level of bona fide services performed by Executive for the Company over the 36-month period immediately preceding June 19, 2009.

Executive shall not speak with the press, investors, analysts, customers, Company employees, Company officers or any other third party on behalf of the Company unless specifically directed by the Board.

3.	Independent Contractor.

Executive is an independent contractor with respect to his performance of all of the Services under this Agreement. The Company shall not direct or exercise control over the manner or means by which the Services are provided. While on the Company’s premises, Executive shall comply with the Company’s rules and policies. Executive may determine his own work hours, and may accept other business engagements, as long as his schedule permits the satisfactory performance of the Services. Executive is not and shall not be deemed for any purpose to be an employee, agent, servant, or representative of the Company. Executive shall not have authority to act for the Company, give instructions or orders on behalf of the Company or make commitments for or on behalf of the Company. Except as otherwise provided in Executive’s Retirement Agreement with the Company, Executive shall not be and is not entitled to participate in any bonus plans, employee benefit plans, or other benefits provided to the Company employees.

4.	Compensation.

The Company shall pay Executive a monthly fee of $20,833.34 for his Services, minus any deductions made pursuant to Section 1(iii) of Executive’s Retirement Agreement, such that, during the term of this Agreement, the Company shall pay Executive a total fee of at least $250,000.00 before the above-referenced deductions. Such monthly fee shall be paid no later than the 30th day of each month during the term of this Agreement. The first monthly fee shall be paid on July 30, 2009 and the payments will continue for a 12-month period under the terms and conditions described herein.

5.	Tax Withholding.

Because Executive shall not be an employee of the Company, but shall act in the capacity of an independent contractor, the Company will not withhold from Executive’s compensation federal, state, city, FICA, income, or any other taxes. The Parties acknowledge and agree that it is Executive’s responsibility to timely pay any and all required taxes.

6.	Adequacy of Consideration.

The parties agree that the consideration given by the other pursuant to this Agreement is adequate and sufficient to make their respective obligations under this Agreement final and binding.

7.	Entire Agreement.

The parties agree that this Agreement sets forth the entire agreement of the Parties relating to their consulting arrangement, supersedes and extinguishes any and all prior statements, agreements, representations (including any oral representations) or understandings by or among the Parties relating to their consulting arrangement and may not be modified or amended except in writing, executed by all of the Parties.

8.	Validity of Remaining Terms.

Should any provision of this Agreement be determined to be illegal, invalid, or otherwise unenforceable, the validity of the remaining terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and the illegal or invalid terms or provisions shall be deemed not to be a part of this Agreement.

9.	Venue and Choice of Law.

This Agreement is entered into in the State of Texas, and shall in all respects be interpreted, enforced, and governed by the laws of the State of Texas, without regard to its principles governing the conflicts of laws. Venue for enforcement of this Agreement shall be in Harris County, Texas. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties. The headings used herein are used for reference only and shall not affect the construction of this Agreement.

10.	No Waiver.

One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not operate or be construed as a waiver of any subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

AGREED:

Date: July 17, 2009	/s/ Robert M. Chiste Robert M. Chiste
Date: July 16, 2009	Comverge, Inc. ALEC DREYER By: /s/ Alec Dreyer Title: Chairman

3